EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

December 21, 2017

Voyageur Intermediate Tax Free Funds
Delaware Group Tax-Free Fund
2005 Market Street
Philadelphia, PA 19103

Re:       Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the municipal bond funds listed in the table below (collectively, the “Funds”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to certain Classes of shares of the Funds so that the Funds’ Rule 12b-1 (distribution) fees with respect to such Classes will not exceed the limit designated for the periods set forth below.

Registrant/Fund	Class	Effective Date	12b-1 Cap
Voyageur Intermediate Tax Free Funds
Delaware Tax-Free Minnesota Intermediate Fund	A	12/29/17–12/29/18	0.15%
Delaware Group Tax-Free Fund
Delaware Tax-Free USA Intermediate Fund	A	12/29/17–12/29/18	0.15%

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett Wright

Name: Brett Wright
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Voyageur Intermediate Tax Free Funds
Delaware Group Tax-Free Fund

By:	/s/ Shawn K. Lytle

	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	December 21, 2017